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                                                                   Exhibit 10.43


                           CRITICAL THERAPEUTICS, INC.

                    2006 CASH BONUSES FOR EXECUTIVE OFFICERS

         Under the employment agreements that Critical Therapeutics, Inc. (the "Company") has entered into with its executive officers, each executive officer is eligible for an annual cash bonus in an amount determined by the Compensation Committee of the Board of Directors. On November 9, 2006, the Compensation Committee determined that, in light of the restructuring announced in October 2006, annual cash bonuses to executive officers for 2006 would be paid as flat sum retention bonus payments. Under this revised bonus program, each executive officer employed by the Company as of January 15, 2007 received a bonus payment equal to 50% of his maximum annual cash bonus for 2006, subject to payroll taxes and tax withholding. In addition, under this revised bonus program, each executive officer employed by the Company on the Prescription Drug User Fee Act ("PDUFA") date for the New Drug Application for zileuton CR will be entitled to a bonus payment equal to the remaining 50% of his maximum annual cash bonus for 2006, subject to payroll taxes and tax withholding. The maximum annual cash bonus for 2006 for each executive officer had been previously established by the independent directors of the Board of Directors based on the recommendation of the Compensation Committee. The retention bonus payments for each executive officer, based on the previously established 2006 maximum annual cash bonuses, are as follows:




                                                                                                    BONUS PAYABLE
                                                                            BONUS PAYMENT ON       ON ZILEUTON CR
NAME                          POSITION                                      JANUARY 15, 2007         PDUFA DATE
-------------------------     ------------------------------------------    ----------------       --------------

Frank E. Thomas               President and Chief Executive Officer             $56,875                $56,875

Trevor Phillips, Ph.D.        Senior Vice President of Operations and
                              Chief Operating Officer                           $43,350                $43,350

Dana Hilt, M.D.               Senior Vice President of Clinical
                              Development and Chief Medical Officer             $31,500                $31,500

Scott B. Townsend, Esq.       Vice President of Legal Affairs, General
                              Counsel and Secretary                             $34,500                $34,500

Jeffrey E. Young              Vice President of Finance, Chief
                              Accounting Officer and Treasurer                  $27,750                $27,750


         As part of the revised bonus program for 2006, the Compensation Committee determined that if the Company terminated the employment of any executive officer without cause (as determined by the Company in good faith) prior to either of the bonus payment dates, the Company would pay such executive officer such retention bonuses as if such executive officer continued to be employed on such dates. In addition, the Compensation Committee determined that if a "change in control" (as defined in the Company's 2004 Stock Incentive Plan, as amended) of the Company occurred prior to either of the bonus payment dates, the Company would pay each executive officer that continues to be employed by the Company, a bonus payment equal to 100% of his annual maximum cash bonus for 2006 less any retention payments previously made to such executive officer pursuant to the retention bonus program.